EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated February 16, 2010 with respect to the statement of revenues and certain expenses of City Plaza; our report dated April 9, 2010 with respect to the combined statement of revenues and certain expenses of GLB Encino, LLC and Glenborough Tierrasanta, LLC; our report dated November 22, 2010 with respect to the combined financial statements of Hudson Pacific Properties, Inc; our report dated November 22, 2010 with respect to the financial statements of Howard Street Associates, LLC; our report dated November 22, 2010 with respect to the statement of revenues and certain expenses of ECI Washington, LLC; and our report dated November 22, 2010 with respect to the statement of revenues and certain expenses of Canpartners IV 222 Kearny, LLC, all included in the Registration Statements on Form S-11 (No. 333-            ) filed on November 22, 2010 and related Prospectus of Hudson Pacific Properties, Inc. for the registration of its Series B cumulative redeemable preferred stock.

/s/ Ernst & Young

Los Angeles, California

November 22, 2010